Exhibit 23.2
March 10, 2011
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to W.D. Von Gonten & Company, the reference to our reserves report for Oasis Petroleum Inc. (the “Company”) setting forth the estimates of revenues from Oasis Petroleum Inc.’s oil and gas reserves as of December 31, 2008 entitled “Oasis Petroleum Estimated Reserves and Revenues SEC Pricing As of December 31, 2008,” and the use of information contained therein in the Company’s Annual Report on Form 10-K to be filed on or about March 10, 2011.
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 167664) of such information.
Yours truly,
W.D. VON GONTEN & CO.

By: William D. Von Gonten, Jr.
TX#73244
President